Exhibit (a)(1)(F)

RadiSys Corporation
Stock Option Exchange Program
RadiSys Human Resources Department Presentation Materials

Slide 1

RadiSys Stock Option Exchange Program
Meetings Held August 4 - 15, 2003

Speaker Notes:

Good Morning/Afternoon/Evening, I'm Marlene Barclay; I work in HR as the Comp/Benefits/HRIS Manager.

I would like to welcome you to today's presentation, RadiSys Stock Option Exchange Program. Last week/two weeks ago, Glenn Splieth sent an email to all employees, announcing the Stock Option Exchange Program, along with a link to a web site developed by both Mellon and RadiSys. From the web site, you have access to:

a Program Overview, FAQ, Guide to International Issues (that address specific tax issues that apply to each country, the Offer to Exchange, and Significant Events Calendar and you can view your entire RadiSys stock options exchange history and exchange ratios for options eligible for exchange under the Program

The objective of today's presentation is to provide you with some basic information about stock options and to cover key features of the Exchange Program.

I should say up front that there are strict SEC regulations governing this type of program, and there may not be much I can add to the material I'll cover today. However, you do have a number of resources for getting the information you need to determine whether to participate in the program if you are eligible to do so.

Slide 2

Agenda

 Stock Option Plan Basics:

      -     Total Compensation at RadiSys
      -     Stock Option Characteristics
      -     Value of an Option
      -     Vesting of an Option
      -     Expiration of Stock Option Grants
      -     Exercising Your Vested Options
      -     Stock Option Plan Fundamentals Seminar
      -     For More Information About Your Stock Option Grants
      -     Resource for Tax Planning Assistance

Speaker Notes:

Here are two agendas: Stock Option Basics, and Stock Option Program Details

Slide 3

Agenda

Stock Option Exchange Program (the "Exchange Program") Details:

      -     What is the Exchange Program?
      -     Why Offer a Stock Option Exchange Program?
      -     Timing of Exchange Program Launch Date, Grant Date of New Options
      -     Who's Eligible to Participate
      -     SEC Restrictions
      -     Key Exchange Program Design Features
      -     Tax Considerations
      -     Risks of Participating in the Exchange Program
      -     How to Participate in The Exchange Program
      -     Exchange Program Key Dates
      -     Where to Get More Information

Slide 4

Stock Option Plan Basics

Speaker Notes:

Before I talk about the Exchange Program, it may help if I spend a few minutes talking about why RadiSys thinks stock option plans are important, and how stock options work. I'm not going to spend a lot of time on this topic since we held a comprehensive seminar for employees several weeks ago. The seminar, titled Stock Option Plan Fundamentals, covered a lot of details about stock options - stock option characteristics, how to turn stock option grants into cash, and tax planning strategies.

At the end of this section of today's meeting, I'll point you to the HR Toolkit, where we have published the slides from the presentation.

Slide 5

Total Compensation at RadiSys

o RadiSys' Total Compensation package represents a significant investment by the Company in its employees

o Strategy is to offer you an overall set of comprehensive employment programs that are competitive among high tech employers within our revenue size

o     Total Compensation includes:

- Cash Compensation (Base Salary, Profit Sharing Plan, Recognition and Reward Programs)
- Employee Benefit Programs (Group Insurance Plans, 401(k) Plan, ESPP, Time Off, Special Services)
-     Stock Option Plan
- Learning Opportunities (internal training, seminars, tuition reimbursement)

o     Stock Options play an important role in our compensation philosophy

Speaker Notes:

Before I talk about the two major agenda items, I'd like to put some context around how stock options fit into our Total Compensation philosophy.

RadiSys' success depends upon our employees. For that reason, it's important that we provide employees with competitive programs to help us retain and motivate the talent we already have and encourage new recruits to the business.

When viewed in their entirety (cash compensation, benefit programs and services, learning opportunities), our Tcomp package represents a significant investment by RadiSys in its employees.

Our Stock Option Plan is an important component of our Total Compensation program for employees. They are intended to encourage each of us to act as owners and to share in the value they create for RadiSys.

Given the downturn in the economy over the last few years, many of us hold stock options whose exercise prices (the price that we would have to pay if we exercised our option to purchase shares of stock) are significantly higher than the current market price of our stock, commonly referred to as "underwater" options.

As you will learn today, the Stock Option Exchange Program is designed to provide our employees the opportunity to replace underwater options with options that may have greater potential to increase in value over time. We believe this will create better performance incentives for eligible employees and maximize shareholder value.

Slide 6

Option Characteristics

o An option is the right to purchase a specific number of shares at a predetermined price within a specific time period

o Options are granted by the Board of Directors, a designated group of individuals or an appointed committee

o All options are granted pursuant to a Stock Option Plan under which a pool of shares has been authorized for issuance

Speaker Notes:

All new hires receive stock option grants; and, as part of our annual performance appraisal cycle, employees may also receive additional stock option grants under our refresher program.

Slide 7

Value of an Option

o Based upon the exercise method followed by nearly 100% of employees (cashless, or same-day sale), there is no cash investment required by you in order to turn your vested stock options into cash compensation (subject to applicable tax rules)

o Stock options represent a means by which some of the economic benefits of stock ownership can be obtained without the need for you to make a cash investment at the onset

o The fundamental economic benefit of an option lies in the potential increase in the fair market value (FMV) of the Company's common stock over the option price at which you may purchase the shares

Speaker Notes:

I'll talk about the two types of exercise methods in a few minutes. Exercising your vested stock options are the way in which you turn the options into cash. What you need to know is that based upon the most common exercise method (cashless exercise, or same-day sale; they are synonymous), there is no cash investment by you in order to turn your vested stock options into cash compensation.

Stock options provide you with the opportunity to share in RadiSys' sustained financial success over the long term. The higher our stock price rises in relationship to the price at which your options are granted, the more your vested options are worth to you should you exercise them.

Slide 8

Value of an Option - Example

         Grant Date:                        January 28, 2003
         Number of Shares Granted:          500
         Exercise Date:                     February 1, 2004
         Number of Shares Vested:           165
         Option Grant Price:                $7.04
         FMV on Exercise Date*:             $15.00

o     The employee exercises (same-day sale) all vested shares (165 shares)
o     Option Value: $2,475.00 (165 x $15.00)
o     Option Cost: $1,161.60 (165 x $7.04)
o     The pre-tax gain on the same-day sale of your vested shares is: $1,313.40

* The projected FMV shown is for illustration purposes only; illustration does not include tax obligations associated with exercise since that will vary by individual

Speaker Notes:

This example illustrates how an employee turns a vested stock option into cash.

Slide 9

Vesting of an Option

o Vesting is the method by which a specified number or percentage of shares of an option grant become available for exercise (purchase)

o     Vesting schedules are included in the Notice of Grant of Stock Options

o There is no obligation to exercise the stock options once vested. The vested options will accumulate and remain exercisable until exercised or until the option expires; if you leave RadiSys, you have 30 calendar days following the last day worked to exercise vested/unexercised options (90 calendar days for Texas Micro stock options that were converted to RadiSys stock options)

o Vesting schedules and expiration dates vary based upon the type of stock option granted and when it was granted; this information is available from your E*TRADE OptionsLink account

Slide 10

Vesting Schedule

o The vesting schedule in effect is based upon the option grant date; the three most common vesting schedules are as follows:

      o     Employees hired prior to January 24, 2001 (36-Month Vesting
            Schedule):

            - New Hire Stock Option Grants: Options vest in three equal installments - 1/3 on the first anniversary date following the grant date; 1/3 on the second anniversary, and the remaining 1/3 on the third anniversary date.

            - Refresher Stock Option Grants: Vest 50% of the total shares granted on the second anniversary date following the granting of the option; remaining 50% of the total shares granted vest on the third anniversary following the granting of the option.

      o     Employees hired on/after January 24, 2001 (36-Month Vesting
            Schedule):

            - New Hire and Refresher Stock Option Grants: The option vests approximately 33% of the total shares granted on the first anniversary date following the grant date, and an additional 2.8% of the total shares granted vest each month thereafter

Slide 11

Expiration of Stock Option Grants

o     All stock options expire

o Expiration date is determined by RadiSys at the time of grant; generally options expire 5, 7, or 10 years from the date of grant

Speaker Notes:

When your stock option grant expires, it goes away. You no longer have a right to exercise it.

Most grants made since Jan. `01 have a 7-year term; grants made prior to that vary in terms - either 7 or 10 year term

One of the chief reasons that RadiSys is offering the Exchange Program to employees is because many employees hold stock options whose exercise prices are significantly higher than the current market price of our stock, commonly referred to as "underwater" options. That means that the FMV of our stock today is lower than the exercise (grant) price. For example, many of us hold options that were granted at $42, $53, $57 per share, and depending upon the grant date, they will expire in the next several years.

If our price doesn't reach those levels prior to the expiration date, most employees would not exercise an underwater option, and a valuable part of our compensation package goes away.

Slide 12

Exercising Vested Stock Options

o Exercise is the term used to describe the method by which an Optionee exchanges their option shares for stock or cash.

o     The two most common exercise methods are:

      o Cash Exercise - Exercise of the option to purchase shares with the intention of holding the stock for sale at a later date

      o Cashless Exercise - Simultaneous purchase and sale of shares (same-day sale)

Speaker Notes:

A cash exercise requires the outlay of cash equal to the exercise (grant) price x number of shares to be exercised. So, if you wanted to exercise and hold 100 vested shares granted at $10, you would pay a broker $1,000 and would then own the shares, the same as if you purchased them on a retail basis. Most people don't take this approach, most do what's called a cashless exercise. There is no outlay of cash. You simultaneously purchase and sell the shares, and receive payment equal to the difference between the grant price and the sale price. Recall the example I used earlier - slide # 8.

Slide 13

Stock Option Plan Fundamentals Seminar

o Series of Personal Financial Planning seminars announced last month, with a focus on Stock Option Plan, 401(k) Plan, and ESPP

o Last month, "Stock Option Plan Fundamentals" seminar held; was available to all U.S. employees

o Seminar designed to help employees understand the value of stock options and tax planning strategies

o Slides posted to HR Toolkit (Communities>HR>HR Toolkit>Compensation>Stock Option Plan)

o Information on the meeting schedule for the 401(k) Plan and ESPP seminars will be provided in August/September

Slide 14

For More Information About Your Stock Option Grants . . .

o     Visit the E*TRADE OptionsLink web site:

            www.optionslink.com
            (you'll need your account number and personal identification number)

o     Call an E*TRADE Customer Service Representative:

            800-838-0908
            5:00 a.m. to 6:00 p.m. Pacific Time,
            Monday through Friday

o     Send an e-mail to E*TRADE:

            optionslink@etrade.com

o     Call EquitEase, RadiSys' stock administrator:

            877-791-8981
            8:00 a.m. - 5:00 p.m. Pacific Time,
            Monday through Friday

Speaker Notes:

If you have visited the Mellon web site, you will see information about your entire stock option grant history- (grant date, number of options (or shares) granted, exercise (or grant) price, and # of options outstanding. For those options eligible for exchange under this program, the new option grant if eligible options are surrendered and exchanged has already been calculated and displayed for each option grant. I'll be talking more about the exchange ratios and examples to illustrate the application of the exchange ratio later in the presentation.

Let me pause to define the term "outstanding", since this is the basis for applying the exchange ratio to arrive at the number of new options that will be granted under the terms of the Exchange Program should you elect to participate. Options outstanding are options that have not been exercised (in other words, you have never executed a cashless or cash exercise of your options), and includes both vested and unvested options.

I encourage you to also visit your E*TRADE OptionsLink account to view other information that may help you make a decision to participate, or to not participate, in the Exchange Program. Your OptionsLink account will display, for each and every grant, the following:

      -     number of vested shares
      -     number of vested shares that are exercisable
      - vesting schedule (not the detail you might expect; call EquitEase if you want to know the specific vesting schedule that applies to your grant)
      -     expiration date

Slide 15

Resources for Tax Planning Assistance

> Working Solutions Legal/Financial Plus Resource and Referral Service: Call 800-358-8515, 24 hours a day/7 days a week or visit Web site @ www.todayslife.com - PIN is 6161

> WS won't provide tax advice, but can help you locate a tax advisor that meets criteria specified by you - i.e. cost, location, specific expertise you need

Speaker Notes:

Pick up brochure

Slide 16

Stock Option Exchange Program Details

Slide 17

What is the Exchange Program?

      Voluntary opportunity to exchange outstanding * RadiSys stock options granted under our 1995 Stock Incentive Plan and 2001 Nonqualified Stock Option Plan with exercise prices that were higher than the closing price of RadiSys stock on Wednesday, July 30, 2003 ("underwater" options) with a lesser number of new options that may have a greater potential to increase in value over time.

      The new option grant is currently expected to be made no earlier than March 1, 2004.

* "outstanding" options are options that have not been exercised, and includes both vested and unvested options

Speaker Notes:

THIS IS NOT A REPRICING. A Stock option repricing is when a company reduces the grant price on an outstanding stock option grant. Under an exchange program, employees can voluntarily cancel outstanding stock options and receive a replacement grant for a lesser number of new options to be granted at a future date, which I'll be discussing later in the presentation.

Slide 18

Why Offer An Exchange Program

o The Shareholders, Board of Directors, and the Executive Team want employees to experience the financial rewards of increasing shareholder value

o     Stock options are a component of our Compensation philosophy

o Close to 40% of our employee options outstanding have a grant price at or at/above $20.00/share

o An Exchange Program reduces stock option overhang (total number of stock option shares outstanding + options available for grant/total number of RadiSys common stock shares outstanding), a key measure for Shareholders

Speaker Notes:

As mentioned earlier, stock options are an important component of RadiSys' Total Compensation strategy for employees. They are intended to encourage employees to act as owners and to share in the value they help create for the Company.

Many of our option grants were made when the economy was strong and the stock market was much stronger. For example, in early 2000, options were being granted at or above $40/share. Recently, our stock has been trading at below $16/share. In fact, as the slide states, close to 40% of our employee options outstanding have an exercise price at/above $20/share.

Due to market conditions, many of the outstanding stock options held by employees are underwater, meaning that the exercise prices of the stock options are greater than the current market price of our common stock.

Underwater stock options result in a waste of a valuable resource/component of our Compensation philosophy since they may have little or no chance of ever being exercised.

From a shareholder perspective, we chose to make this offer instead of simply granting more options because a key measure for our shareholders is higher than it should be.

- Our overhang rate is at around 38%. Overhang is calculated by dividing total option shares outstanding + total stock options available for grant by the total number of RS shares outstanding (17,800,000). Our target overhang rate is to be around 25%.

- Many of the currently outstanding options will effect RadiSys' overhang for the life of the stock option because they may have little or no chance of ever being exercised.

- We have a limited number of options that we may grant without shareholder approval, therefore, our current reserves must be conserved for ongoing grants and new hires. If we use them up and don't address our overhang percentage, s/h may not approve a future request to replenish the pool.

Slide 19

Timing of Exchange Program, Grant Date of New Options

o Under published rules of the U.S. Financial Accounting Standards Board, RadiSys would be required to recognize significant charges on our financial statements if:

      1. Effective date of Exchange Program was sooner than six months and one day following the most recent date on which stock option grants made to existing employees (on January 28, 2003, RadiSys granted refresher stock option grants to eligible employees).

      2. Effective date of new option grants is sooner than six months and one day after the date surrendered options cancelled (surrendered option grants to be cancelled on August 28, 2003).

o If we commenced the Exchange Program earlier than July 31, 2003 or if we granted new options before March 1, 2004, our potential for profitability in the future would be significantly reduced because we would be required to record charges against earnings

Speaker Notes:

By way of summary, if RadiSys didn't adhere to the rules described in this slide, grants made this past January, 2003 and new option grants to be made to employees who surrender options under this program would have to be treated as a variable expense to earnings, which means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense; this treatment would have to continue until options were exercised or expired. The higher the market value of our shares, the greater comp expense we would have to record. This would have a negative impact on our potential for profitability in the future.

Slide 20

Who's Eligible to Participate

o All employees with eligible options (with an exercise price of $20.00 or more) are eligible, with the exception of:

      -     Members of Board of Directors, Vice-Presidents and Executive
            Officers

      - Employees who reside in Israel or The Netherlands (due to local tax and labor restrictions)

Slide 21

SEC Restrictions

o U.S. Securities and Exchange Commission (SEC) sets strict guidelines on option exchange program communications

o     RadiSys cannot advise employees whether or not to participate

o RadiSys managers, employees and Mellon call center staff cannot answer questions on tax treatment beyond what is provided in the "Offer to Exchange" document (filed with the SEC), Schedule B

Slide 22

Key Exchange Program Features

o     Critical Dates

o     Exchange Ratios

o     Terms and Conditions of New Option Grant

Slide 23

Critical Dates

--------------------------------------------------------------------------------
Date
--------------------------------------------------------------------------------
Thursday, July 31, 2003        >        Exchange Program begins
--------------------------------------------------------------------------------
Wednesday, August 27, 2003     >        Exchange Program ends at 9:00 p.m.
                                        Pacific Time (U.S.)
--------------------------------------------------------------------------------
Thursday, August 28, 2003      >        Cancellation date of options surrendered
                                        under the Exchange Program
--------------------------------------------------------------------------------
Monday, March 1, 2004          >        Earliest date it is expected that new
                                        options will be granted; exercise price
                                        of new options will be equal to the
                                        price of RadiSys common stock on the new
                                        option grant date
--------------------------------------------------------------------------------

Slide 24

Exchange Ratios

-----------------------------------------------------------------------------------------------------------------
            Exchange Ratios By Tier - Depicts # of Shares from Current Option Grant Required to
                  Surrender in Exchange for Each 1 New Share for Each 1 New Share
-----------------------------------------------------------------------------------------------------------------
                              Exchange Ratio Based Upon Closing FMV of RadiSys Stock on Wednesday, July 30,
                                 2003:
-----------------------------------------------------------------------------------------------------------------
                              $5.00/Share   $7.00/Share   $9.00/Share   $11.00/Share $13.00/Share  $15.00/Share
-----------------------------------------------------------------------------------------------------------------
  Tier    Exercise (Grant)
          Price of Current
             Option Grant
-----------------------------------------------------------------------------------------------------------------
       1  $20.00-34.99         3.00 to 1     2.35 to 1     2.00 to 1     1.75 to 1    1.50 to 1      1.40 to 1
-----------------------------------------------------------------------------------------------------------------
       2  $35.00 or higher     5.25 to 1     3.75 to 1     3.00 to 1     2.55 to 1    2.25 to 1      2.00 to 1
-----------------------------------------------------------------------------------------------------------------

Speaker Notes:

In order to participate in the Exchange Program, you must agree to surrender ALL eligible stock option grants in exchange for a lesser number of new options. Your stock option grant history is shown on the Mellon website, and each of those option grants that are eligible for exchange are displayed and the system has been programmed to automatically calculate the new number of shares that would be granted based upon the exchange ratio that applies to each grant.

The table shown above, taken from our "Notice of Annual Meeting of Shareholders to be Held May 13, 2003", depicts the basis for setting the exchange ratios for two different tiers of stock options, banded based upon their exercise, or grant price ranges. The exchange ratio table was set up to calculate the exchange ratio based upon the closing price of our stock on the trading day prior to the launch of the program. The exchange ratios we're using were set based upon the closing FMV of our stock on Wed., 7/30/03 (the trading day just before the program was launched on 7/31/03), which was $15.46. I have highlighted the exchange ratio used based upon this closing price.

Let's talk about how the exchange ratios were determined, and why they are different for options with different exercise prices. This program required stockholder approval. Since a 1:1 exchange rate resets option value without providing any reduction in option overhang, shareholders disapprove of such practices. However, it is important that the exchange ratio be both fair to employees and responsible to shareholders. In order to gain stockholder approval for this program, exchange ratios were designed to create a value-neutral exchange. A value-neutral exchange is one where the value of the new options granted approximates the value of the options being surrendered. We used an option pricing model (Black -Scholes) that is a widely recognized and accepted method to determine the value of a stock option. This valuation model takes into account a # of variables (current stock price, stock volatility, duration and vesting provisions of options being valued) and the valuation methodology took into account changes in our stock price through the time the exchange offer was expected to commence at the end of July. We relied upon Buck Consultants, a nationally recognized independent compensation consulting firm, to determine the appropriate option values and exchange ratios based on the methodology just described.

As mentioned earlier, the methodology is intended to result in a value to value exchange based upon the closing price of shares of our stock the day before the exchange program began. You receive fewer shares, but they may have greater potential to increase in value over time. If you look closely at the table, you will see that for each tier, the lower the closing price of shares of our stock, the higher the exchange ratio; and vice-versa. If our stock price closed at $5 on 7/30/03 and you had, say, options to purchase 100 shares in the tier 3 range, you would give up a greater # of shares in the exchange (5.25 for every one share), but based upon a price that is more in line with the current market price. If you couple that with an imminent expiration date - the higher priced option grant may never be in the money before it expires. Recall that when an option expires, it's gone forever. Keep in mind that the option pricing model was only used to value RadiSys stock for purposes of setting exchange ratios on 7/30/03.

Slide 25

Exchange Ratio Calculation

--------------------------------------------------------------------------------------------------------
                                                           Then, if you authorize a surrender of
                  If your eligible options have an         eligible options in exchange for new options:
Tier              exercise price of:
--------------------------------------------------------------------------------------------------------
1                 $20.00 - $34.99                          1.40 options will be cancelled and replaced
                                                           with 1 option
--------------------------------------------------------------------------------------------------------
2                 $35.00 or higher                         2.00 options will be cancelled and replaced
                                                           with 1 option
--------------------------------------------------------------------------------------------------------

IMPORTANT: If you decide to participate in this voluntary program, all outstanding eligible options must be exchanged. You cannot "pick and choose" among eligible option grants

Speaker Notes:

Here is another table that more clearly conveys the exchange rates that apply to our Exchange Program.

You may wonder why you must exchange all eligible options vs. getting to pick and choose. As I mentioned earlier, close to 40% of total outstanding stock options were granted at/above $20. Our overhang rate is 38%, about 13% above our target of 25%. Our shareholders want to see a lower overhang rate. By designing the program as an all or nothing proposition, we are more likely to achieve a more desirable overhang rate. If our overhang rate remains high coupled with continuing to exhaust our stock option pool, shareholders might not approve a request to replenish the pool at a future date.

And, our philosophy is either you're in or you're out. If people can "cherry pick", that really doesn't benefit RadiSys and our shareholders over the long term.

Slide 26

Exchange Ratio Example

o Assume employee has 750 outstanding options with an exercise price over $20.00:

-     250 shares at $22
-     250 shares at $25
-     250 shares at $42

o New option grants on the anticipated grant date of March 1, 2004 (if all terms/conditions of Exchange Program satisfied):

-     250 divided by 1.40 = 179
-     250 divided by 1.40 = 179
-     250 divided by 2.00 = 125
-     Total # of New Shares (to be granted in one stock option grant) = 483

Slide 27

Terms and Conditions of New Option Grant

o Exercise Price: Exercise price of new option grant will be equal to the closing price of shares of RadiSys common stock on the new option grant date

o     Vesting Schedule - 30-Month Vesting Schedule:

      - Six months following grant date: approximately 33% of the total shares will vest and become exercisable.
      - Then: Approximately 2.8% of the total shares granted will vest each month thereafter and become exercisable.
      - Your option grant will be fully vested 30 months following the grant date

o Option Type: Nonqualified Stock Options ("NSOs"); even if you surrendered an Incentive Stock Option ("ISOs")

o Expiration Date: Seven years from the new option grant date, or earlier if your employment with RadiSys ends

Speaker Notes:

Mention that difference between NSO's and ISO's are in their tax treatment upon exercise. Most (99%) employees use cashless exercise; and tax treatment is the same - taxed at ordinary income rates on difference between FMV on date of exercise and exercise price. However, tax withholding is taken from proceeds for NSO's; with ISO's, gain reported on W-2 and account for taxes when income taxes filed for that year. Taxes not withheld from proceeds.

Refer to Stock Option Plan Fundamentals slides for details about tax treatment of cash exercises (complex, AMT may apply).

Slide 28

Terms and Conditions of New Option Grants

MOST IMPORTANTLY:

o You must remain an employee of RadiSys through the date on which the new options are granted (expected to be a date no earlier than March 1, 2004)

o If for any reason you are not employed by RadiSys on the new option grant date, you will not receive any new options or other compensation in exchange for the options that you surrendered and that were subsequently cancelled

Slide 29

Example of Vesting Schedule - New Option Grant

      30-Month Vesting Schedule (standard vesting schedule for RadiSys stock option grants is 36 months)

      Example: Option granted on March 1, 2004 to purchase a total of 1,000 shares

      1. No shares will be exercisable for the first six months.

      2. On September 1, 2004, approximately 33%* of the total or 333 shares vest and become exercisable.

      3. On October 1, 2004, approximately 2.8%* of the total shares granted or 28 shares vest, 28 more on November 1, 2004 and so on until the option grant is fully vested on September 1, 2006 (30-month vesting schedule).

      * Shares do not vest fractionally. EquitEase applies a rounding factor at the first vesting date (six months following grant date) and during the subsequent 24-month period. In this example, the number of shares that vest each month will vary slightly. However, at the end of the 30-month period, the employee will be vested in exactly 1,000 shares (assuming continued employment with RadiSys)

Slide 30

Tax Considerations

-------------------------------------------------------------------------------------------------------
    Country
-------------------------------------------------------------------------------------------------------
                 Upon Surrender of Current
                    Options                          Grant of New Option          Exercise of New Option
-------------------------------------------------------------------------------------------------------
U.S.             >    Not subject to          >    Not subject to U.S.           >    See "Guide to
                      U.S. federal income          federal income tax when new        International
                      tax                          option is granted                  Issues" document
                                                                                      (Mellon Web site)
                                                                                      for further
                                                                                      information
-------------------------------------------------------------------------------------------------------
U.K.             >    Not subject to           >   Not subject to tax or         >    Same as above
                      tax or National              NICs when new option is
                      Insurance                    granted
                      Contributions ("NICs")
-------------------------------------------------------------------------------------------------------
Germany          >    Unlikely that            >   Not subject to tax when       >    Same as above
                      employee will be             new option is granted
                      subject to tax; may
                      wish to contact local
                      tax authority
-------------------------------------------------------------------------------------------------------
Japan            >    May be subject to        >   Not subject to tax when       >    Same as above
                      income tax; may wish         new option is granted
                      to contact local tax
                      authority
-------------------------------------------------------------------------------------------------------

Strongly recommend that you consult with your own tax advisor to determine your own personal tax consequence of participating in the Exchange Program.

Speaker Notes:

This is just to make you aware of possible tax consequences associated with three aspects of the exchange program: surrender, grant of new option, exercise of new option.

Please see the Guide to International Issues on the Mellon web site for details.

Slide 31

Risks of Participating in the Exchange Program

o You must be employed with RadiSys continuously until the new options are granted (currently anticipate that the new option grant date will be no earlier than March 1, 2004)

o New exercise price may be higher than exercise price of options you surrendered

o     Tax consequences vary by country

o     Other risks are detailed in the Offer to Exchange document

Speaker Notes:

A very important consideration about the program and your decision whether or not to participate is the requirement that you must be continuously employed by RadiSys through the new option grant date - which we currently anticipate to be no earlier than 3/1/04.

If, for any reason, including, but not limited to - voluntary termination, involuntary termination, death, total and permanent disability - you do not remain continuously employed by RadiSys through the new option grant date, you will not receive any new options or other compensation in exchange for the eligible options that you elected to exchange. If you choose to surrender your eligible options in exchange for a new grant, remember that the new grant price will be determined on the date the new options are granted.

With regard to bullet # 2 - if you exchange, say, 500 options granted at $22, you would receive 358 new options at the closing price of RadiSys stock on 3/1/04, even if the closing price on that day is, say $30. In this example, your new option will have a higher exercise price than the cancelled option. Additionally, your new option will be for a smaller number of shares than the eligible options you exchanged.

You need to look at each of your own eligible stock option holdings and make your own individual decision.

Slide 32

Example to Illustrate Individual Analysis of Stock Option Grants Eligible for Exchange

-------------------------------------------------------------------------------------------------------
                  Options
 Grant Date     Outstanding
  (Current       (Current                  #          Expiration Date                       New Options
   Grant)         Grant)       Exercise    Options   of Current Grant+     Exchange Ratio      to be
                                (Grant)    Vested                                            Granted *
                                 Price     - 8/1/03
-------------------------------------------------------------------------------------------------------
11/1/99        100            $36.33       100       11/1/04 (5 year-        2.00                50
                                                     term)
-------------------------------------------------------------------------------------------------------
9/15/00        150            $56.88       100       9/15/05  (5-year        2.00                75
                                                     term)
-------------------------------------------------------------------------------------------------------
2/16/01        200            $25.81       100       2/16/08 (7-year         1.40               143
                                                     term)
-------------------------------------------------------------------------------------------------------
* Total *      450                                                                              268
-------------------------------------------------------------------------------------------------------

* Exercise price of new options will be equal to the closing price of shares of RadiSys common stock on the new option grant date, in accordance with the terms and conditions of the Exchange Program. We expect the grant date to be no earlier than March 1, 2004.

+ Information available from your OptionsLink account

Speaker Notes:

The purpose of this example is to help bring together the information I've covered in this presentation as you look at your own stock options that are eligible for exchange under this program.

1. Set up the example:

- Example lists stocks with exercise prices that range from $25.81 - $56.88; this range is representative of the option grants held by many employees.
- I've added two added data points that you may wish to factor in as you evaluate your eligible option grants - # of shares vested and the expiration date. This data is available from your OptionsLink account at the E*TRADE web site I mentioned earlier in this presentation. You may want to print out your options summary from the Mellon web site and write this info next to each option grant eligible for exchange under the program.
- Also listed is the exchange ratio and # of new shares that would be granted under the terms of the Exchange Program should you elect to participate.

2. Reviewing the option grants:

- In this example, most, if not all, o/s shares are vested. However, look at the exercise price and also the expiration date.
- Look at the exchange ratio for each grant - the lowest priced grant ($25.81) has a lower exchange ratio than the higher priced grants.

3. Don't forget to take into account the terms of the exchange mentioned earlier (new option grant not made until expected grant date of at least 3/1/04 - six months/one day after the cancellation date of existing eligible options, new vesting schedule [but accelerated in comparison to our standard vesting schedule]); and risks mentioned earlier (must be employed at RS on new option grant date, grant price of new options could be higher than some/all of options being surrendered).

Slide 33

How to Participate in The Exchange Program

Employees in the U.S. and the U.K.:

      o     Use your 9-digit PIN, employee ID # and date of birth to access the
            Mellon web site at https://www.corporate-action.net/RadiSys
      o     You will see pages with your personal information, including all your option grants (eligible and ineligible under the Exchange Program)
      o     To authorize a surrender of all eligible options, navigate to the
            "Election Agreement" page and click on "Exchange My Options"
      o     Print a copy of the "Election Confirmation" screen for your records
      o Must make elections on-line no later than 9:00 p.m. Pacific Time (U.S.) on Wednesday, August 27, 2003

Slide 34

How to Participate in The Exchange Program

o     Employees in Germany, Japan:

o     Due to local regulations, you cannot make your election electronically
o     You received a hard-copy Election Agreement at home
o You must return a signed copy of your Election Agreement to Mellon to validly exchange your options (employees in Germany, please do not make your election on-line)
o You may return your Election Agreement to Mellon by fax, mail, or overnight courier; see your Election Agreement for address/fax information
o Keep a signed copy of your Election Agreement and fax confirmation (if you choose to fax) for your records
o For your election to be valid, your Election Agreement must be RECEIVED by Mellon by 9:00 p.m. Pacific Time (U.S.) on Wednesday, August 27, 2003

Slide 35

Exchange Program Key Dates

--------------------------------------------------------------------------------------------------------------------
Date                           Event/Action
--------------------------------------------------------------------------------------------------------------------
Thursday, July 31, 2003        >    Exchange Program begins at 8:00 a.m. Pacific Time.
--------------------------------------------------------------------------------------------------------------------
Wednesday, August 27, 2003     >    Exchange Program ends at 9:00 p.m. Pacific Time (Web site shuts down).
--------------------------------------------------------------------------------------------------------------------
Thursday, August 28, 2003      >    Cancellation date of options surrendered under the Exchange Program.
--------------------------------------------------------------------------------------------------------------------
Week of September 1, 2003      >    Mellon sends (via your RadiSys e-mail address) a confirmation statement to employees who participated in the Exchange Program.

                               >    Mellon will also send "Notice of No Election" to employees who had options eligible to surrender, but did not participate in the Exchange Program.
--------------------------------------------------------------------------------------------------------------------
Friday, September 5, 2003      >    Mellon Call Center closes at 5:00 p.m. Pacific Time.
--------------------------------------------------------------------------------------------------------------------
Monday, March 1, 2004          >    Earliest date it is expected that new options will be granted to employees who meet all terms and conditions of the Exchange Program. Exercise price of new options will be equal to the closing price of shares of RadiSys common stock on the new option grant date.
--------------------------------------------------------------------------------------------------------------------
Within 2 - 3 business days     >    Employees who participated in the Exchange Program will receive a stock option
of new option grant date            grant notice and plan prospectus. EquitEase will mail these documents to your home address.
--------------------------------------------------------------------------------------------------------------------

Slide 36

Where to Get More Information

o From the Mellon Web Site @ https://www.corporate-action.net/RadiSys, you can:

o obtain information to help you understand the details of the Exchange Program:
Program Overview, Frequently Asked Questions, Significant Events Calendar, Guide to International Issues, Offer to Exchange.

o view your entire RadiSys stock option history; and the exchange ratio for those stock options that are eligible for exchange.

o make your election if you choose to participate in the Exchange Program (U.S. and U.K. employees only).

o print your Election Confirmation (U.S. and U.K. employees only) should you choose to participate.

o log back on to verify or to change your election decision.

Slide 37

Where to Get More Information

o     Call at Mellon customer service representative:

                             Monday through Friday,
                      5:00 a.m. to 4:00 p.m., Pacific Time
                    888-256-2709 (Calling from within the US)
                  + 201-329-8905 (Calling from outside the US)

Slide 38

Disclaimer

      This presentation does not constitute the Exchange Program offer. RadiSys has provided eligible option holders with written materials explaining the precise terms and timing of the Exchange Program.

      Eligible option holders should read these written materials carefully because they contain important information about the Exchange Program. These materials and other documents filed by RadiSys with the U.S. Securities and Exchange Commission can be obtained free of charge from the SEC's web site at http://www.sec.gov.

      The Exchange Program is subject to securities regulations in most countries.

      RadiSys option holders may obtain a written copy of the Offer to Exchange statement from the Mellon web site established for RadiSys employees.

Speaker Notes:

In summary, we hope that the information you heard today along with the resources available from the Mellon web site are helpful as you look at your individual situation.